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                                                                    Exhibit 21.0

                            Schedule of Subsidiaries

                                                        Jurisdiction of
Name                                              Incorporation or Formation
----                                              --------------------------

FTI Applied Sciences (Annapolis), L.L.C.                Maryland
FTI Litigation Consulting, L.L.C.                       Maryland
Kahn Consulting, Inc.                                   New York
KCI Management, Inc.                                    New York
Klick, Kent & Allen, Inc.                               Virginia
L.W.G., Inc.                                            Illinois
Policano & Manzo, L.L.C.                                New Jersey
RestorTek, Inc.                                         Illinois
S.E.A., Inc.                                            Ohio
Teklicon, Inc.                                          California